Exhibit 10.1

Letter of Agreement

10/8/09

Whereas the current economic environment is severely depressed, unstable and unpredictable, and Knolls labor costs have become uncompetitive relative to industry norms and Knoll needs to reduce both direct and indirect labor costs at all U.S. sites immediately.

Whereas the Company and the Union have agreed to the terms set forth below, and absent significantly diminished economic climate Knoll has no intention of closing the Grand Rapids manufacturing site.

Whereas, while Knoll is currently considering consolidation of some Grand Rapids work units to other Knoll sites (e.g. work surfaces), Knoll believes that immediate reduction in labor costs will enable the Company to avoid additional consolidation for the duration of this labor contract.

Whereas, Knoll will commit to continuing panel and roll form manufacturing in Grand Rapids for the duration of this labor agreement. In order to keep the Grand Rapids site fully utilized as business conditions allow, Knoll and the Union agree to the following amendments to the existing Collective Bargaining Agreement.

This Letter of Agreement is an amendment to the Collective Bargaining Agreement between the Carpenters Industrial Council of the United Brotherhood of Carpenters and Joiners of America, Local Union 1615 (the “Union”) and Knoll, Inc. (“Knoll” or the “Company”) dated as of August 27, 2006 (the “Collective Bargaining Agreement”). This letter of agreement becomes effective October 8, 2009 and expires on August 28, 2011.

Knoll and the Union agree that the Collective Bargaining Agreement is amended as follows:

1.	Article VII: Wages: For all associates hired prior to October 8, 2009, the Union agrees to the following:

a.	Wage rates to be rolled back to August 23, 2009 and remain frozen for the duration of this agreement effective October 12, 2009.
b.	Shift differential reduced to $1.00 per hour effective January 1, 2010.
c.	The Union will forego all cola increases effective August 23, 2009 through the duration of the agreement.

2.	The 401 (K) match will be suspended should Knoll take such action across all other U.S. sites.

3.	For all associates hired after October 8, 2009, the Union agrees to a two tiered wage schedule for new hires as set forth on Exhibit A, shift differential of $.50, recall rights equal to the lesser of 180 days or length of seniority.

4.	For all associates hired after October 8, 2009, the Company and the Union agree to a 90 day training period with the 90 day probationary period to begin after the completion of the training period.

5.	The Company and the Union agree to the adjusted posting procedure set forth in Exhibit B.

6.	Employees hired after October 8, 2009 will be eligible for vacation according to the following schedule:

(i)	One (1) year of accumulated length of service but less than three (3) years – one (1) week.

(ii)	Three (3) years accumulated length of service but less than ten (10) years – two (2) weeks.

(iii)	Ten (10) years accumulated length of service but less than twenty (20) years – three (3) weeks.

(iv)	Twenty (20) or more years accumulated length of service – four (4) weeks.

(v)	Vacation time shall be pro-rated during the employee’s first and last year of employment based on the portion of the year the employee is employed.

7.	The provisions of the ESPP shall not apply to employees hired after October 8, 2009.

8.	For employees whose seniority date is prior to October 8, 2009, the Employee Security and Protection Plan (Article VI) (the “ESPP”) is amended to include the following new provisions regarding Layoff Income and Benefits:

a.	The maximum sum available to an Eligible Employee for layoff income benefits will be applied on a cumulative basis, regardless of the number of times an Eligible Employee is subsequently recalled and laid-off. In no event shall an Eligible Employee’s entitlement to layoff income benefits be fully restored by virtue of a recall. If an employee is laid off and recalled prior to the expiration of this agreement, the layoff income benefit will be recalculated one time. For employees who are currently on layoff status, if they are recalled the layoff income benefit will be recalculated one time. The accrual for LIB calculation will be based on full years of service effective October 8, 2009 and remain frozen at this level with no future accruals.

b.

In no event will an eligible employee be entitled to more than fifty-two (52) weeks of cumulative medical benefits in the event of a lay off. In no event shall an eligible employee’s entitlement to lay off medical benefits be fully restored by virtue of a recall. Once an employee has exhausted his allotment of medical benefit continuation during layoff, if that employee is subsequently recalled and then laid off again, the employee will be entitled to medical continuation for up to 30 days.

EXHIBIT A

1.	Wage scale for employees hired after October 8, 2009

Labor Grade	90 day Training Period Rate	Union Start date	3 Months	6 Months	1 Year	18 Months	2 Years	3 Years	4 Years	5 Years
1 (1-8)	$9.00	$10.00	$10.50	$11.00	$11.50	$12.00	$12.50	$13.00	$13.50	$14.00
2 (9-10)	$10.00	$11.00	$11.50	$12.00	$12.50	$13.00	$13.50	$14.00	$14.75	$15.50
3 (11-12)	$11.00	$12.00	$12.50	$13.50	$14.00	$14.50	$15.00	$15.75	$16.50	$17.00
4 (13-14)	16.00	$17.00	$17.50	$18.00	$19.00	$20.00	$21.00	$22.00	$23.00	$24.00

The Company reserves the right to hire at a rate greater than outlined above but not to exceed the top rate for any labor grade.

The seniority date shall be the Union start date for all employees hired after 10-8-09.

The Company will not bring in new employees until all employees on layoff have exhausted all recall rights.

The Company and the Union agree that employees who have exhausted all their recall rights and are re-hired by Knoll, would start at a rate of $16.00 per hour and follow the normal progression until they reach top rate for their classification and thereafter remain frozen at that level. All other benefits would be the same as all new hires. These employees will still need to complete their union probationary period (90 days).

Exhibit B

Dear Mr. Griffith:

This will confirm that beginning October 8, 2009, the Company and the Union will adhere strictly to the language of Article XI Sections 5 and 6 of the current collective bargaining agreement, with the following exceptions:

1.	Section 5(a)(2) – the 48 hour posting period will be reduced to 24 hours.

2.	Section 5(c)(2) – the 48 hour posting period will be reduced to 24 hours.

3.	Section 5(c)(4) – the 24 hour period during which an employee may decline a job bid is modified and the employee is required to accept or decline the job upon completion of the interview process upon being notified that he or she had been awarded the bid (within 1 hour).

a.	When a bid is awarded the Company may reassign the employee to the new position at anytime but no later than the Monday following the expiration of the 24 hour posting period. All employee effective date (s) will be the following day. For multiple position job postings, those employees awarded the job shall have the same effective start date.

b.	If more than one position is posted within a 24 hour period, any employee who wishes to sign more than one of the postings must indicate his/her order of preference for the posted jobs, and he/she will be awarded the highest preferred job that his/her qualification and seniority allows.

4.	Section 5(c)(8) – the 48 hour posting period is reduced to 24 hours.

5.	Notwithstanding any provisions of the contract to the contrary, the following shall apply:

a.	When a job(s) becomes open due to a layoff, the Company may delay the job posting/bidding process for 45 days, and during that 45 day period, it may utilize active employees to fill the positions, and on an “as needed” basis.

Local 1615	Knoll, Inc.
United Brotherhood of Carpenters	Grand Rapids, Michigan
And Joiners of America Midwestern
Council of Industrial workers

/s/ Steve Griffith	/s/ Paul Dean
S. Griffith	Paul Dean
Business Representative	Plant Manager

/s/ George Schultz	/s/ Joyce TenElshof
G. Schultz	Joyce TenElshof
President, Local 1615	Human Resource Manager

/s/ Bryon Cantrell	/s/ John Wilson
Bryon Cantrell	John Wilson
Committee Member	Attorney

/s/ Michael Pratt	/s/ Kimberly Andres
Michael Pratt	Kimberly Andres
Committee Member	Human Resource Representative

/s/ Russell Yeck	/s/ David Overholt
Russell Yeck	David Overholt
Committee Member	Manufacturing Manager

/s/ Robert Minnema
Robert Minnema
Committee Member